Exhibit 99.1

Conatus Pharmaceuticals Announces Third Quarter 2013 Financial Results

— Management to host conference call today at 4:30 pm ET —

SAN DIEGO, November 14, 2013 (GLOBE NEWSWIRE) – Conatus Pharmaceuticals (NASDAQ: CNAT), a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease, today announced financial results for the third quarter ended September 30, 2013.

“In the third quarter, we continued to further advance the clinical development of emricasan, our first-in-class, orally active treatment for chronic liver disease and acute exacerbations of chronic liver disease. This includes initiating our Phase 2b clinical trial of emricasan in patients with acute-on-chronic liver failure, an orphan disease population with high unmet medical need,” said Steven J. Mento, Ph.D., President and Chief Executive Officer of Conatus.

“Furthermore, a Phase 2 clinical trial of emricasan in patients with severe alcoholic hepatitis was initiated by the Translational Research and Evolving Alcoholic Hepatitis Treatment (TREAT) Consortium consisting of the Mayo Clinic Rochester, Indiana University, and Virginia Commonwealth University in collaboration with the National Institute on Alcohol Abuse and Alcoholism (NIAAA),” Dr. Mento concluded.

While Conatus remains on track with its clinical development plans for emricasan in patients with acute-on-chronic liver failure (ACLF) and chronic liver failure (CLF), recent clinical trial results presented at the AASLD Liver Meeting® showing that the administration of sofosbuvir, a new HCV antiviral being developed by Gilead Sciences, in combination with ribavirin in patients who have developed liver fibrosis post-orthotopic liver transplant due to Hepatitis C virus infection (HCV-POLT) was well-tolerated and achieved a preliminary sustained virologic response rate of 77% four weeks after dosing was completed has caused Conatus to revise its clinical development strategy in the HCV-POLT patient population. Conatus has decided to delay the initiation of its previously planned Phase 2b/3 clinical trial in HCV-POLT patients pending further analysis of the impact of the new HCV antiviral data on Conatus’ ability to recruit and maintain patient compliance during the proposed two years of dosing with emricasan. We still believe that this well-characterized patient population can be an important development opportunity for emricasan at some time in the future.

In order to continue the development of emricasan as an antifibrogenic treatment, and consistent with Conatus’ analysis of the outcome of the AASLD/FDA Workshop on “Trial Designs and Endpoints for Liver Disease Secondary to Nonalcoholic Fatty Liver Disease (NAFLD)” held in September 2013, Conatus is considering initiating studies in patients whose liver fibrosis is secondary to nonalcoholic fatty liver disease where emricasan has demonstrated activity in preclinical models of both nonalcoholic steatohepatitis (NASH) and NAFLD. In models of NASH, emricasan inhibited apoptosis, fibrosis and inflammation associated with experimental NASH. In a model of NAFLD, emricasan reduced inflammation of adipose tissue, resolved hepatic steatosis, improved metabolic parameters and reduced fasting glucose and insulin levels. Conatus believes that these preclinical data provide support for evaluating emricasan in patients with NASH and NAFLD.

Third Quarter 2013 Financial Results

Net loss for the third quarter of 2013 was $3.3 million, compared to $2.6 million for the third quarter of 2012. Net loss for the nine months ended September 30, 2013 was $ 10.5 million compared to $6.3 million for the comparable period in 2012.

Research and development expenses were $1.9 million for the third quarter of 2013, compared to $1.8 million for the third quarter of 2012. Research and development expenses were $4.0 million for each of the nine months ended September 30, 2013 and 2012.

General and administrative expenses were $ 1.1 million for the third quarter of 2013, compared to $0.7 million for the third quarter of 2012. General and administrative expenses were $2.5 million for the nine months ended September 30, 2013, compared to $2.2 million for the comparable period in 2012.

At September 30, 2013, cash, cash equivalents and marketable securities were $59.6 million, compared to $8.0 million at December 31, 2012.

On September 25, 2013, Conatus prepaid the outstanding advances under its credit facility with Oxford Finance LLC and Silicon Valley Bank, and the credit facility was terminated.

Upcoming Investor Conferences

Conatus will present at the following upcoming investor conferences:

•	Piper Jaffray 25th Annual Healthcare Conference, December 3-4, 2013, New York City

•	Oppenheimer & Co. 24th Annual Healthcare Conference, December 10-11, New York City

Conference Call Information

Conatus will host a live conference call and audio webcast today at 4:30 p.m. Eastern Time to discuss the quarterly results and provide a corporate update. To participate in the conference call, please dial (877) 312-5857 (domestic) or (970) 315-0455 (international) and refer to conference ID 96640424. The live webcast can be accessed under “Events and Presentations” in the Investor section of Conatus’ website at www.conatuspharma.com. The archived webcast will be available on Conatus’ website beginning approximately two hours after the event.

About Emricasan Clinical Development

Conatus is developing its lead compound, emricasan, for the treatment of patients in orphan populations with chronic liver disease and acute exacerbations of chronic liver disease. To date, emricasan has been studied in over 500 subjects in ten clinical trials. In a randomized Phase 2b clinical trial, emricasan demonstrated a statistically significant, consistent, rapid and sustained reduction in elevated levels of two key biomarkers of inflammation and cell death that are implicated in the severity and progression of liver disease. Emricasan is currently in a Phase 2b clinical trial in patients with acute-on-chronic liver failure, as well as studies in acute alcoholic hepatitis.

About Conatus Pharmaceuticals Inc.

Conatus is a biotechnology company focused on the development and commercialization of novel medicines to treat liver disease. Conatus is developing emricasan as a first-in class, orally active caspase protease inhibitor designed to reduce the activity of enzymes that mediate inflammation and cell death, or apoptosis. Conatus believes that by reducing the activity of these enzymes, emricasan has the potential to interrupt the progression of liver disease. For additional information, please visit www.conatuspharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release, including statements regarding Conatus’ future results of operations and financial position, research and development costs, timing and likelihood of success, clinical development plans for emricasan in ACLF, CLF and HCV-POLT, initiation of studies of emricasan in patients with NASH and NAFLD, delays in the initiation of the previously planned Phase 2b/3 clinical trial in HCV-POLT and the potential development opportunity in such indication and emricasan’s potential to interrupt the progression of liver disease, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including Conatus’ dependence on its ability to obtain regulatory approval for, and then successfully commercialize emricasan, which is Conatus’ only drug candidate; Conatus’ reliance on third parties to conduct its clinical trials, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of emricasan, if approved; potential adverse side effects or other safety risks associated with emricasan that could delay or preclude its approval; Conatus’ ability to obtain orphan drug exclusivity for emricasan for any indication; results of future clinical trials of emricasan; the potential for competing products to limit the clinical trial enrollment opportunities for emricasan in certain indications; the uncertainty of the FDA approval process and other regulatory requirements; Conatus’ ability to fully comply with numerous federal, state and local laws and regulatory requirements applicable to it; Conatus’ limited operating history and its ability to operate successfully as a public company; Conatus’ ability to obtain additional financing in order to complete the development and commercialization of emricasan; and those described in Conatus’ prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus’ forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

CONTACT:	Charles J. Cashion

Sr. Vice President and CFO

(858) 457-7221, ccashion@conatuspharma.com

Paul Cox, Stern Investor Relations

(212) 362-1200, ir@conatuspharma.com

Conatus Pharmaceuticals Inc.

(a development stage company)

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from July 13, 2005 (Inception) to September 30, 2013
	2013	2012	2013	2012
Operating expenses:
Research and development	$1,885,567	$1,774,322	$3,970,441	$4,022,462	$44,795,589
General and administrative	1,107,668	737,460	2,526,894	2,169,685	20,643,486

Total operating expenses	2,993,235	2,511,782	6,497,335	6,192,147	65,439,075
Other income (expense):
Interest income	7,788	5,705	7,920	22,327	1,366,670
Interest expense	(203,917)	(17,500)	(417,661)	(52,500)	(1,192,490)
Other income (expense)	7,911	(4,354)	(7,040)	(39)	234,359
Other financing expense	(139,328)	(56,700)	(3,576,750)	(91,793)	(4,267,839)

Total other expense	(327,546)	(72,849)	(3,993,531)	(122,005)	(3,859,300)

Net loss	(3,320,781)	(2,584,631)	(10,490,866)	(6,314,152)	(69,298,375)
Other comprehensive income (loss):
Net unrealized gains (losses) on marketable securities	11,732	(1,571)	11,181	6,812	11,732

Comprehensive loss	$(3,309,049)	$(2,586,202)	$(10,479,685)	$(6,307,340)	$(69,286,643)

Reconciliation of net loss to net income (loss) applicable to common stockholders:
Net loss	$(3,320,781)	$(2,584,631)	$(10,490,866)	$(6,314,152)	$(69,298,375)
Gain on extinguishment of convertible preferred stock	—	—	11,491,043	—	11,491,043
Deemed distribution from promissory note issuance	—	—	(474,561)	—	(474,561)
Net income applicable to participating securities	—	—	(525,616)	—	—

Net income (loss) applicable to common stockholders-basic	$(3,320,781)	$(2,584,631)	$—	$(6,314,152)	$(58,281,893)

Net income (loss) per share applicable to common stockholders: (Note 2)
Basic	$(0.28)	$(2.55)	$—	$(6.24)	$—
Diluted	$(0.28)	$(2.55)	$—	$(6.24)	$—
Weighted average shares outstanding used in computing net income (loss) per share applicable to common stockholders:
Basic	11,664,328	1,012,117	4,660,027	1,012,117	—
Diluted	11,664,328	1,012,117	4,660,027	1,012,117	—

Conatus Pharmaceuticals Inc.

(a development stage company)

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$35,135,391	$4,036,091
Marketable securities	24,456,557	3,989,473
Prepaid and other current assets	613,612	76,184

Total current assets	60,205,560	8,101,748
Property and equipment, net	21,805	29,604
Other assets	14,395	14,395

Total assets	$60,241,760	$8,145,747

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$774,540	$1,087,346
Accrued compensation	381,070	325,555

Total current liabilities	1,155,610	1,412,901
Convertible preferred stock warrant liability	—	160,345
Note payable	1,000,000	1,000,000
Series A Convertible Preferred Stock, $0.0001 par value; 44,827,538 shares authorized, 0 and 42,494,218 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	—	32,208,532
Series B Convertible Preferred Stock, $0.0001 par value; 50,300,000 shares authorized, 0 and 36,417,224 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	—	31,699,840
Stockholders’ equity (deficit):
Common stock, $0.0001 par value, 120,000,000 shares authorized at September 30, 2013 and December 31, 2012, 15,619,879 shares issued and 15,335,069 shares outstanding, excluding 284,810 shares subject to repurchase at September 30, 2013, 1,207,091 shares issued and 1,052,606 shares outstanding, excluding 154,485 shares subject to repurchase, at December 31, 2012	1,562	105
Additional paid-in capital	127,377,725	470,982
Accumulated other comprehensive income	11,732	551
Deficit accumulated during the development stage	(69,304,869)	(58,807,509)

Total stockholders’ equity (deficit)	58,086,150	(58,335,871)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$60,241,760	$8,145,747